EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 (File No. 333-156563), and the registration statements on Form S-8 (File No. 333-2320 and File No. 333-127134) of the Southern Missouri Bancorp, Inc. 1994 and 2003 Stock Option Plans, of Southern Missouri Bancorp, Inc. of our report dated September 17, 2010 with respect to the consolidated financial statements of Southern Missouri Bancorp, Inc., which report appears in this Annual Report on Form 10-K of Southern Missouri Bancorp, Inc. for the year ended June 30, 2010.

/s/ BKD, LLP

St. Louis, Missouri
September 17, 2010